Exhibit 23.1

CONSENT OF TETRA TECH INC.

The undersigned hereby states as follows:

We assisted with the preparation of the “S-K 1300 Technical Report Summary - Mt Todd Gold Project - 50,000 tpd Feasibility Study – Northern Territory, Australia” with an effective date of December 31, 2021, an issue date of February 9, 2022 as amended February 7, 2023, and the “NI 43-101 Technical Report - Mt Todd Gold Project - 50,000 tpd Feasibility Study – Northern Territory, Australia” with an effective date of December 31, 2021 and an issue date of February 9, 2022, for Vista Gold Corp. (the “Company”), portions of each of which are summarized (the “Summary Material”) in this Annual Report on Form 10-K/A for the year ended December 31, 2021 (the “Form 10-K/A”).

We hereby consent to the incorporation by reference in the Company’s Registration Statements on Form S-3 (Nos. 333-239139, 333-257746 and 333-261225) and any amendments thereto, and in the related prospectuses, and in the Company’s Registration Statements on Form S-8 (Nos. 333-267270, 333-267269, 333-239184, 333-225031, 333-134767, 333-153019, 333-191507, 333-191505) of the Summary Material concerning the technical reports and the reference to our name as set forth above in the Form 10-K/A.

Date: February 13, 2023	By: /s/ Vicki Scharnhorst

Name: Vicki J Scharnhorst
Title: Senior Project Manager